Exhibit 99.1

GENCOR RELEASES THIRD QUARTER FISCAL 2017 RESULTS

August 3, 2017 (PRIME NEWSWIRE) - Gencor Industries, Inc. (Nasdaq: GENC) announced today net revenue for the quarter ended June 30, 2017 increased 19.5% to $23.7 million from $19.9 million for the quarter ended June 30, 2016. Gross margin was 28.2% for the quarter ended June 30, 2017 compared with 25.9% for the quarter ended June 30, 2016. Selling, general and administrative expenses increased $280,000 to $2,259,000 for the quarter ended June 30, 2017, from $1,979,000 for the quarter ended June 30, 2016. Operating income for the quarter ended June 30, 2017 was $3.8 million compared to $2.8 million for the quarter ended June 30, 2016.

The Company had net non-operating expense of $72,000 for the quarter ended June 30, 2017 compared to net non-operating income of $563,000 for the quarter ended June 30, 2016. Net income was $2.6 million, or $0.18 per basic share and diluted share, for the quarter ended June 30, 2017, compared to $2.1 million, or $0.15 per basic and diluted share, for the quarter ended June 30, 2016.

For the nine months ended June 30, 2017 the Company had net revenue of $62.1 million and net income of $7.4 million ($0.51 per basic share and $0.50 per diluted share) versus net revenue of $55.2 million and net income of $5.3 million ($0.37 per basic and diluted share) for the nine months ended June 30, 2016.

At June 30, 2017, the Company had $112.4 million of cash and cash equivalents and marketable securities compared to $104.2 million at September 30, 2016. Net working capital was $122.8 million at June 30, 2017. The Company has no short or long term debt. The Company’s backlog was $37.9 million at June 30, 2017, compared to $21.4 million at June 30, 2016.

John E. Elliott, Gencor’s CEO, stated, “Gencor had another solid quarter with revenues up 20%, gross margins of 28%, net margins of 11% and a significant increase in our backlog.

Backlog of $37.9 million entering the fourth quarter increased 77% year to year as we closed a number of opportunities after the ConExpo show. Deliveries of equipment are scheduled for the fall and early winter months. This is atypical, as customers historically require delivery of equipment between late winter and spring.

Current quoting activity for fiscal 2018 is encouraging as it is higher than this time last year. We see solid opportunities across all regions of the US and improving activity in Canada.

Steel prices remained stable in the third quarter and we have not seen signs of higher prices in the fourth quarter. We have increased headcount, focusing on expanding our product offerings, improving our cycle times and addressing increased market demand. We will be making additional investments in technology to expand and improve our production capabilities.”

Gencor Industries is a diversified heavy machinery manufacturer of equipment used in the production of highway construction materials, synthetic fuels, and environmental control machinery and equipment used in a variety of industrial applications.

GENCOR INDUSTRIES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	For the Quarters Ended June 30,		For the Nine Months Ended June 30,
	2017	2016	2017	2016
Net revenue	$23,743,000	$19,863,000	$62,052,000	$55,199,000

Costs and expenses:
Production costs	17,053,000	14,712,000	44,555,000	41,325,000
Product engineering and development	637,000	379,000	1,523,000	1,140,000
Selling, general and administrative	2,259,000	1,979,000	6,576,000	5,954,000

	19,949,000	17,070,000	52,654,000	48,419,000

Operating income	3,794,000	2,793,000	9,398,000	6,780,000

Other income (expense), net:
Interest and dividend income, net of fees	181,000	99,000	384,000	688,000
Net realized and unrealized gains (losses) on marketable securities	(253,000)	464,000	810,000	567,000
Other	—	—	—	2,000

	(72,000)	563,000	1,194,000	1,257,000

Income before income tax expense	3,722,000	3,356,000	10,592,000	8,037,000
Income tax expense	1,134,000	1,242,000	3,195,000	2,718,000

Net income	$2,588,000	$2,114,000	$7,397,000	$5,319,000

Basic Income per Common Share:
Net income per share *	$0.18	$0.15	$0.51	$0.37

Diluted Income per Common Share:
Net income per share *	$0.18	$0.15	$0.50	$0.37

*	Prior year adjusted for three-for-two stock split

GENCOR INDUSTRIES, INC.

Condensed Consolidated Balance Sheets

ASSETS	June 30, 2017 (Unaudited)	September 30, 2016
Current Assets:
Cash and cash equivalents	$25,219,000	$18,219,000
Marketable securities at fair value (cost $87,273,000 at June 30, 2017 and $86,203,000 at September 30, 2016)	87,132,000	85,938,000
Accounts receivable, less allowance for doubtful accounts of $186,000 at June 30, 2017 and $195,000 at September 30, 2016	1,383,000	1,110,000
Costs and estimated earnings in excess of billings	4,897,000	4,921,000
Inventories, net	15,321,000	11,634,000
Prepaid expenses and other current assets	1,707,000	1,598,000

Total Current Assets	135,659,000	123,420,000

Property and equipment, net	5,231,000	5,239,000
Other assets	53,000	53,000

Total Assets	$140,943,000	$128,712,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,246,000	$1,443,000
Customer deposits	7,224,000	4,484,000
Accrued expenses and other current liabilities	3,359,000	2,264,000

Total Current Liabilities	12,829,000	8,191,000

Deferred and other income taxes	322,000	316,000

Total Liabilities	13,151,000	8,507,000

Commitments and contingencies

Shareholders’ equity:
Preferred stock, par value $.10 per share; authorized 300,000 shares; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,137,829 and 12,111,079 shares issued and outstanding at June 30, 2017 and September 30, 2016, respectively	1,214,000	1,211,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,263,857 shares issued and outstanding	226,000	226,000
Capital in excess of par value	11,074,000	10,887,000
Retained earnings	115,278,000	107,881,000

Total Shareholders’ Equity	127,792,000	120,205,000

Total Liabilities and Shareholders’ Equity	$140,943,000	$128,712,000

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2016; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Eric Mellen, Chief Financial Officer
407-290-6000